UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 1, 2015

Prudential Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-55084	46-2935427
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1834 West Oregon Avenue, Philadelphia, Pennsylvania	19145
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(215) 755-1500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)            Not applicable.

(b)            Not applicable.

(c)            Not applicable.

(d)            Not applicable.

(e)            Effective October 1, 2015, Prudential Savings Bank (the "Bank"), the wholly owned subsidiary of Prudential Bancorp, Inc. (the "Company"), and Joseph R. Corrato, the President and Chief Executive Officer of the Bank and the Company, entered into an amended and restated employment agreement (the "Amended Employment Agreement") which amended his prior employment agreement dated May 20, 2013 (the "Prior Agreement"). The Amended Employment Agreement was approved by the Compensation Committee of the Board of Directors of the Bank. The Prior Agreement with Mr. Corrato was amended and restated primarily to reflect the change in Mr. Corrato's title and duties from Executive Vice President and Chief Financial Officer to President and Chief Executive Officer. Mr. Corrato was appointed the President of the Bank and the Company effective July 1, 2015 in connection with the retirement of Mr. Thomas A. Vento, the then Chairman, President and Chief Executive Officer of the Bank and the Company. As part of the transition process, Mr. Corrato assumed the positon of Chief Executive Officer as of October 1, 2015. Under the provisions of the Amended Employment Agreement, the term was changed from two years to three years consistent with the employment agreement with the previous President and Chief Executive Officer. There were no changes to the structure of the severance provisions. Consistent with Mr. Corrato's Prior Agreement, in the event that Mr. Corrato terminates his employment because of the Bank's failure to comply with any material provision of the Amended Employment Agreement or the Amended Employment Agreement is terminated by the Bank other than for cause, disability, retirement or death, Mr. Corrato's severance benefits will consist primarily of the (i) payment of two times his average annual cash compensation, as such term is defined in the Amended Employment Agreement, as cash severance and (ii) maintenance until the earlier to occur of the passage of two years or until the executive's full time employment with another employer, of the executive's participation in all employee benefit plans in which the executive was entitled to participate or similar plans, programs or arrangements, if his continued participation is not permissible. In the event Mr. Corrato's employment is terminated in connection with a change in control, as defined in the Amended Employment Agreement, the severance benefits are the same as described above except the (i) multiplier with regard to the cash severance is three times rather than two times and (ii) maintenance of participation in the benefit plans is for a period of three years as compared to two years. The Amended Employment Agreement continues to provide that benefits under the Amended Employment Agreement will be reduced to the extent necessary to ensure that the executive does not receive any "parachute payment" as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended.

The foregoing description is qualified in its entirety by reference to the Amended Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

(f)             Not applicable.

Item 9.01             Financial Statements and Exhibits

(a)            Not applicable.

(b)            Not applicable.

(c)            Not applicable.

(d)            Exhibits

The following exhibit is included herewith.

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between Prudential Savings Bank and Joseph R. Corrato dated as of October 1, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PRUDENTIAL BANCORP, INC.

Date: October 2, 2015	By:	/s/Jack E. Rothkopf
Jack E. Rothkopf Senior Vice President, Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between Prudential Savings Bank and Joseph R. Corrato dated as of October 1, 2015